Exhibit 10.44

Dominion Resources, Inc.

Agreement Regarding Additional Credited Years of Service

for Retirement Benefit Purposes

The executive officer shown below has an agreement with Dominion Resources, Inc., the effect of which will be to provide him with a supplemental retirement benefit and additional retirement life insurance based on additional years of credited service, contingent upon the executive officer’s attaining the age of 65 and remaining in the employ of Dominion Resources or one of its subsidiaries as follows:

James F. Stutts

Actual Service at Age 65	12 years

Credited Service at Age 65	20 years

The monthly supplemental retirement benefit payable to the executive officer shall be paid from the Retirement Benefit Plan Trust and/or the general corporate assets of Dominion Resources.

For Dominion Resources, INC.

James F. Stutts	Thos E. Capps

9/22/97	9/12/97
Date	Date

File: stutts1

8/18/97